                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 6, 2001, except for Notes 30 and 31, for which the date is August 21, 2001 relating to the financial statements, which appears in the Registration Statement on Form F-1 (No. 333 - 69322) dated November 2, 2001 of Fisher & Paykel Industries Limited. We also consent to the incorporation by reference of our report dated June 6, 2001 relating to the financial statement schedule, which appears in such Registration Statement on Form F-1. We also consent to the references to us under the headings "Experts" and "Selected Historical Consolidated Financial Data" in such Registration Statement on Form F-1.


PricewaterhouseCoopers

/s/ PricewaterhouseCoopers
Auckland, New Zealand
November 8, 2001.